News Release

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, VA 20191

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Audrey Schaefer (240) 876-1588

Nextel Reports Record-Setting Third Quarter 2002 Results

- Income of $526 million, or $0.58 per share -
- EBITDA of $878 Million and Margins of 41% -
- Subscriber Additions of 480,000 -
- Retires $1.5 Billion in Debt and Preferred Securities in 3Q; $2.6 Billion Year-to-date -

RESTON, Va. - October 24, 2002 — Nextel Communications, Inc. (NASDAQ: NXTL), today announced record financial results for the third quarter of 2002 including income of $526 million, or $0.58 per share. Revenue was $2.3 billion, a 26% increase over last year’s third quarter. Domestic operating cash flow was $878 million, increasing by 67% over the same period last year. Nextel retired approximately $1.5 billion in debt and preferred stock during the third quarter, bringing total debt and preferred stock retirements to $2.6 billion thus far this year. Nextel added approximately 480,000 domestic subscribers during the third quarter, finishing the quarter with approximately 10.1 million domestic subscribers.

“Nextel continues to attract high value customers at a healthy pace. We are growing market share with the best product and service portfolio in the industry and our cash flow margin improved to 41%,” said Tim Donahue, Nextel’s CEO. “Our base of more than 10 million customers continues to grow due to strong add-on sales, strong business customer referrals and growth in targeted segments including construction and government sectors. At the same time, Nextel is improving its back-office systems, scaling network expenditures, and keeping our network quality and customer satisfaction at high levels while reducing customer churn. Nextel will continue to expand our Direct Connect capabilities, add new products to our portfolio and continue to pursue our smart growth strategies.”

Nextel’s average monthly service revenue per domestic subscriber remained at $71, significantly higher than other national wireless carriers. Customer churn was approximately 2% during the quarter and is the best among the national wireless carriers.

Nextel’s consolidated income available to common stockholders during the third quarter was $526 million, or $0.58 per basic share. Gains of $401 million or $0.44 per basic share were recognized during the quarter related to gains on retirement of debt and preferred stock. Net of these gains and a $3 million reduction in investment fair value, Nextel’s income available to basic common stockholders was $128 million or $0.14 per share.

“Today’s financial results show that Nextel continues to deliver on our business plan. We are driving top-line growth by focusing on high-value customers. We are simultaneously driving higher EBITDA margins by creating operating efficiencies in the business and we have instilled a more disciplined approach to capital spending. Together these actions are driving greater cash flow, which is enabling Nextel to significantly reduce our debt and preferred stock obligations,” said Paul Saleh, Nextel’s EVP and CFO. “During the third quarter, Nextel retired approximately $1.5 billion in principal amount of debt and preferred securities. Thus far during 2002, we have retired approximately $2.6 billion in principal amount of our securities. These transactions allow Nextel to avoid payments of approximately $4.4 billion in principal, interest and dividends over the life of these securities, or approximately $235 million in interest and dividend savings annually.”

For the quarter ended September 30, 2002, Nextel retired $1.5 billion in principal amount of its outstanding debt and mandatorily redeemable preferred stock in exchange for approximately 83 million newly issued shares of Class A common stock and approximately $394 million in cash. Thus far this year, Nextel has retired approximately $2.6 billion in principal amount of debt and mandatorily redeemable preferred stock. Nextel may from time to time as it deems appropriate enter into similar transactions which in the aggregate may be material.

Domestic capital expenditures were $401 million in the third quarter of 2002. Total domestic system minutes of use on the Nextel National Network increased 40% during the quarter when compared with the same period in 2001 to approximately 19.2 billion total system minutes of use.

About Nextel

Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully-integrated wireless voice and data communications services including Nextel Direct Connect®—the long-range digital walkie-talkie feature; high quality digital cellular services; Nextel Online® wireless data content and business solutions; and two-way messaging services. Nextel and Nextel Partners, Inc. have built the largest guaranteed all-digital wireless network covering 197 of the top 200 U.S. markets. Nextel’s wireless voice and packet data communications services are available today in areas of the U.S. where approximately 239 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s and NII Holdings’ annual reports on Form 10-K for the year ended December 31, 2001 and in their Form 10-Qs for the first and second quarters of 2002. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

- more-

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations (1)
(dollars in millions, except per share data)
Unaudited

	For the three months ended		For the three months ended
	September 30,		June 30,

	2002	2001	2002	2001

Operating revenues
Service revenues	$2,139	$1,693	$2,032	$1,619
Handset and accessory revenues(2)	140	114	122	103

	2,279	1,807	2,154	1,722

Operating expenses
Cost of service	383	347	366	323
Cost of handset and accessory revenues	235	292	219	279
Selling and marketing	412	298	380	306
General and administrative	371	344	373	331
Restructuring and impairment charges	—	—	—	22
Depreciation and amortization	412	390	405	369

Operating income	466	136	411	92
Interest expense	(271)	(292)	(269)	(284)
Interest income	14	51	16	53
Gain on retirement of Nextel senior notes, net of debt conversion expense of $87, $0, $47 and $0	208	—	139	—
Gain on retirement of NII Holdings senior notes	—	469	—	—
Equity in losses of NII Holdings (1)	—	(496)	(99)	(211)
Equity in losses of unconsolidated affiliates	(23)	(24)	(24)	(24)
Reduction in fair value of investment	(3)	—	(35)	—
Other, net	—	3	(1)	(5)

Income (loss) before income tax (provision) benefit	391	(153)	138	(379)
Income tax (provision) benefit	(8)	3	(15)	10

Net income (loss)	383	(150)	123	(369)
Gain on retirement of mandatorily redeemable preferred stock	193	—	264	—
Mandatorily redeemable preferred stock dividends	(50)	(59)	(62)	(57)

Income (loss) available to common stockholders	$526	$(209)	$325	$(426)

Earnings (loss) per share
Basic	$0.58	$(0.27)	$0.39	$(0.56)

Diluted	$0.55	$(0.27)	$0.37	$(0.56)

Weighted average number of common shares outstanding (in millions)
Basic	911	783	841	765

Diluted	988	783	927	765

EBITDA before restructuring and impairment charges (3)	$878	$526	$816	$483

EBITDA margin (EBITDA divided by service revenues)	41%	31%	40%	30%

Reconciliation of Earnings Per Share Data (1)

	For the three months ended		For the three months ended
	September 30, 2002		September 30, 2001

	Numerator	Basic EPS	Numerator	Basic EPS

Income (loss) available to common stockholders	$526	$0.58	$(209)	$(0.27)
Gain on retirement of senior notes, net	(208)	(0.23)	(469)	(0.59)
Gain on retirement of mandatorily redeemable preferred stock	(193)	(0.21)	—	—
Equity in losses of NII Holdings (1)	—	—	496	0.63
Reduction in fair value of investment	3	—	—	—

Adjusted income (loss) available to common stockholders	$128	$0.14	$(182)	$(0.23)

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations (1)
(dollars in millions, except per share data)
Unaudited

	For the nine months ended
	September 30,

	2002	2001

Operating revenues
Service revenues	$6,002	$4,810
Handset and accessory revenues (2)	388	322

	6,390	5,132

Operating expenses
Cost of service	1,100	979
Cost of handset and accessory revenues	759	889
Selling and marketing	1,138	930
General and administrative	1,113	972
Restructuring and impairment charges	35	22
Depreciation and amortization	1,199	1,097

Operating income	1,046	243
Interest expense	(813)	(862)
Interest income	45	178
Gain on retirement of Nextel senior notes, net of debt conversion expense of $134 and $0	347	—
Gain on retirement of NII Holdings senior notes	—	469
Equity in losses of NII Holdings (1)	(226)	(875)
Equity in losses of unconsolidated affiliates	(72)	(69)
Reduction in fair value of investment	(38)	—
Other, net	(1)	(2)

Income (loss) before income tax (provision) benefit	288	(918)
Income tax (provision) benefit	(373)	27

Net income (loss)	(85)	(891)
Gain on retirement of mandatorily redeemable preferred stock	457	—
Mandatorily redeemable preferred stock dividends	(175)	(172)

Income (loss) available to common stockholders	$197	$(1,063)

Earnings (loss) per share
Basic	$0.23	$(1.38)

Diluted	$0.22	$(1.38)

Weighted average number of common shares outstanding (in millions)
Basic	851	771

Diluted	888	771

EBITDA before restructuring and impairment charges (3)	$2,280	$1,362

EBITDA margin (EBITDA divided by service revenues)	38%	28%

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

Selected Balance Sheet Data (1)
(dollars in millions)
Unaudited

	September 30,	December 31,
	2002	2001

Cash, cash equivalents and short-term investments	$2,414	$3,467
Accounts and notes receivable, net of allowance for doubtful accounts of $175 and $143	1,303	1,012
Property, plant and equipment, net	9,115	8,924
Intangible assets and other, net	6,745	5,851
Total assets	21,413	20,831
Domestic long-term debt, including current portion	12,462	13,864
Capital lease and finance obligations, including current portion	943	1,001
Losses in excess of investment in NII Holdings (1)	1,408	1,210
Total liabilities	19,311	19,299
Mandatorily redeemable preferred stock	1,358	2,114
Stockholders’ equity (deficit)	744	(582)

Other Domestic Data

	Three Months Ended

	September 30,	June 30,
	2002	2002

Handsets in service, end of period (in thousands)	10,116	9,636
Net handset additions (in thousands) (4)	480	471
Average monthly billable minutes of use per handset	650	650
Average monthly revenue per handset/unit (ARPU) (5)	$71	$71
Cost per gross handset addition (CPGA) (6)	$460	$440
Operating cost per handset/unit (OCPU) (7)	$25	$26
Bad debt expense included in general and administrative expense (in millions)	$87	$80
Annualized EBITDA before restructuring and impairment charges (in millions)	$3,512	$3,264
Ratio of domestic long-term debt to annualized EBITDA	3.5x	4.1x
Ratio of domestic long term-debt and preferred stock to annualized EBITDA	3.9x	4.7x
Ratio of domestic long term-debt and preferred stock less cash, cash equivalents and short-term investments to annualized EBITDA	3.2x	3.8x
Summary of changes in cash, cash equivalents and short-term investments (in millions)
EBITDA before restructuring and impairment charges (3)	$878	$816
Cash payments for capital expenditures, excluding capitalized interest	(356)	(429)
Cash payments for spectrum, acquisitions, investments and other	(99)	(65)
Net debt service payments (cash paid for interest and scheduled principal payments, net of cash interest received)	(174)	(241)
Changes in working capital and other	(128)	(167)

Free cash flow before debt retirements	121	(86)
Cash payments for retirement of debt and preferred securities	(394)	(295)

Net change in cash, cash equivalents and short-term investments	$(273)	$(381)

Domestic Capital Expenditures

	For the nine
	months ended	For the three months ended

	September 30,	September 30,	June 30,	March 31,
(in millions)	2002	2002	2002	2002

Cash paid for capital expenditures, excluding capitalized interest	$(1,372)	$(356)	$(429)	$(587)
Capitalized interest	(36)	(11)	(13)	(12)
Changes in capital expenditures accrued or unpaid	49	(45)	(19)	113

Total domestic capital expenditures	$(1,359)	$(412)	$(461)	$(486)

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Financial Data
(dollars in millions)

(1)	During 2002, the results for NII Holdings, Inc. have been accounted for using the equity method. In accordance with Accounting Principles Board Opinion No. 18, our results include the losses of NII Holdings, Inc. through May 2002. To better facilitate your understanding of our results of operations, amounts for 2001 have been reclassified to conform to the current period presentation of accounting for the results of NII Holdings using the equity method. Consolidated financial statements for 2001 to be reported in Nextel’s Form 10-Q for the quarter ended September 30, 2002 will include NII Holdings results as originally reported in 2001. Summarized 2001 consolidated results of operations for Nextel Communications, Inc. are reported as follows in our Form 10-Qs for the respective periods.

	For the nine months	For the three	For the three
	ended	months ended	months ended
	September 30, 2001	September 30, 2001	June 30, 2001

Operating revenues	$5,615	$1,992	$1,881
Operating (loss) income	(174)	(99)	1
Loss before income tax	(938)	(170)	(382)
Net loss	(891)	(150)	(369)

(2)	In accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” we recognize handset sales as revenues on a straight-line basis over periods of up to four years, the estimated customer relationship periods. Costs of handset sales are recognized over the same periods in amounts equivalent to the revenues recognized from the handset sales. The handset costs in excess of the revenues (handset subsidies) generated from handset sales are expensed immediately as these amounts exceed our minimum contractual revenues. The following is a summary of handset and accessory revenues.

	For the three months ended		For the three months ended
	September 30, (1)		June 30, (1)

	2002	2001	2002	2001

Current period handset and accessory sales	$232	$123	$230	$130
Net effect of SAB No. 101 handset deferrals	(92)	(9)	(108)	(27)

Handset and accessory revenues	$140	$114	$122	$103

(3)	EBITDA before restructuring and impairment charges represents operating income before restructuring and impairment charges and depreciation and amortization expense. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

	For the nine months ended		For the three months ended		For the three months
	September 30,		September 30,		ended June 30,

	2002	2001	2002	2001	2002	2001

EBITDA before restructuring and impairment charges	$2,280	$1,362	$878	$526	$816	$483
Restructuring and impairment charges	35	22	—	—	—	22
Depreciation and amortization	1,199	1,097	412	390	405	369

Operating income	$1,046	$243	$466	$136	$411	$92

(4)	Net handset additions represent gross handsets activated during the period less handsets deactivated and less handsets attributable to test markets, such as the Boost Mobile program. These net handset additions reflect a customer churn rate of approximately 2% during the third quarter of 2002. The customer churn rate is an indicator of customer retention and represents the monthly percentage of the customer base that disconnects from service. Customer churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period. Churn is not a measurement under accounting principles generally accepted in the United States and may not be similar to churn calculations of other companies.

(5)	Average monthly revenue per handset/unit in service, or ARPU, is an industry term that measures service revenues per month from our customers divided by the weighted average number of handsets in commercial service during that month, excluding the impact of test markets such as the Boost Mobile program. ARPU is not a measurement under accounting principles generally accepted in the United States and may not be similar to ARPU measures of other companies.

(6)	Cost per gross handset addition, or CPGA, is an industry term that measures the cost of acquiring a new customer. CPGA represents sales, marketing and advertising costs and handset subsidies (which includes order fulfillment costs) divided by the total number of handsets activated during the period. CPGA excludes the effect of handsets activated for upgrade and customer retention purposes as well as handsets activated in test markets such as the Boost Mobile program. CPGA is not a measurement under accounting principles generally accepted in the United States and may not be similar to CPGA measures of other companies.

(7)	Operating cost per handset/unit, or OCPU, represents cost of service and general and administrative costs (excluding costs related to test markets such as the Boost Mobile program) divided by average handsets in commercial service during the period. OCPU is not a measurement under accounting principles generally accepted in the United States and may not be similar to OCPU measures of other companies.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

Domestic Long-Term Debt and Mandatorily Redeemable Preferred Stock Data
(dollars in millions)
Unaudited

			Accretion of
		Book Value	unamortized
	June 30,	of	Discount or	September 30,
	2002	Retirements	Dividends	2002

10.65% senior redeemable discount notes due 2007, net of unamortized discount of $16 and $0	$760	$—	$16	$776
9.75% senior serial redeemable discount notes due 2007, net of unamortized discount of $34 and $8	1,079	12	26	1,093
4.75% convertible senior notes due 2007	334	50	—	284
9.95% senior serial redeemable discount notes due 2008, net of unamortized discount of $91 and $50	1,450	132	33	1,351
12% senior serial redeemable notes due 2008, net of unamortized discount of $3 and $3	297	—	—	297
9.375% senior serial redeemable notes due 2009	1,901	72	—	1,829
5.25% convertible senior notes due 2010	961	237	—	724
9.5% senior serial redeemable notes due 2011, including a fair value hedge adjustment of $26 at June 30, 2002 and $56 at September 30, 2002
	1,140	188	30*	982
6% convertible senior notes due 2011	957	349	—	608
Bank credit facility	4,500	—	—	4,500
Other	18	—	—	18

Total domestic long-term debt, including current portion	$13,397	1,040	$105	$12,462

13% Series D exchangeable preferred stock mandatorily redeemable 2009	$801	225	$5	$581
11.125% Series E exchangeable preferred stock mandatorily redeemable 2010	905	237	22	690
Zero coupon convertible preferred stock mandatorily redeemable 2013	86	—	1	87

Total mandatorily redeemable preferred stock	$1,792	462	$28	$1,358

Total retirements		$1,502

* Represents the non-cash increase to the fair value hedge adjustment during the quarter.

Principal
Value of
Retirements

9.75% senior serial redeemable discount notes due 2007	$12
4.75% convertible senior notes due 2007	50
9.95% senior serial redeemable discount notes due 2008	140
9.375% senior serial redeemable notes due 2009	72
5.25% convertible senior notes due 2010	237
9.5% senior serial redeemable notes due 2011	188
6% convertible senior notes due 2011	349

Total senior note retirements	1,048

13% Series D exchangeable preferred stock mandatorily redeemable 2009	225
11.125% Series E exchangeable preferred stock mandatorily redeemable 2010	232

Total mandatorily redeemable preferred stock retirements	457

Total principal value of retirements	$1,505

###